Exhibit 4.2

8¼% SENIOR NOTES DUE 2017

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.6(e)(v) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.6(b) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER.  UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.  UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

OSHKOSH CORPORATION

8¼% SENIOR NOTES DUE 2017

No. R-1	CUSIP:	688225 AB7
	ISIN:	US688225AB73

Oshkosh Corporation promises to pay to Cede & Co., or registered assigns, the principal sum of               Dollars ($             ) on March 1, 2017.

Interest Payment Dates:  March 1 and September 1, beginning September 1, 2010

Record Dates:  February 15 and August 15

Reference is made to further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefits under the Indenture referred to on the reverse hereof or be valid or obligatory for any purpose.

In WITNESS HEREOF, the Company has caused this instrument to be duly executed.

Oshkosh Corporation

By:
	Name:	David M. Sagehorn
	Title:	Executive Vice President and
Chief Financial Officer

Oshkosh Corporation

By:
	Name:	R. Scott Grennier
	Title:	Vice President and Treasurer

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes of the series designated herein issued under the within-mentioned Indenture.

Dated:	WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee

By:
Name:
Title:

8¼% SENIOR NOTES DUE 2017

OSHKOSH CORPORATION

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1)           Interest.

(a)           Oshkosh Corporation, a Wisconsin corporation (“Oshkosh,” the “Issuer” or the “Company”), promises to pay interest on the principal amount of this Note (the “Notes” or the “2017 Notes”) at a fixed rate.  Oshkosh will pay interest in United States dollars (except as otherwise provided herein) semiannually in arrears on March 1 and September 1 of each year, commencing on September 1, 2010 or, if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”).  Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including March 3, 2010; provided that if there is no existing Default or Event of Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date (but after March 3, 2010), interest shall accrue from such next succeeding Interest Payment Date, except in the case of the original issuance of the Notes, in which case interest shall accrue from the date of authentication.  Oshkosh shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.  Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.  The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

(2)           Method of Payment.  Oshkosh will pay interest on the Notes (except defaulted interest) on the applicable Interest Payment Date to the Persons who are registered Holders of the Notes at the close of business on the February 15 and August 15 preceding the Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest.

The Notes shall be payable as to principal, premium and interest at the office or agency of Oshkosh maintained for such purpose within or without the City and State of New York, or, at the option of Oshkosh, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds shall be required with respect to principal of, premium, if any, and interest on, all Global Notes and all other Notes the Holders of which shall have provided written wire transfer instructions to Oshkosh and the Paying Agent.  Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Any payments of principal of and interest on this Note prior to Stated Maturity shall be binding upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not noted hereon.  The amount due and payable at the maturity of this Note shall be payable only upon presentation and surrender of this Note at an office of the Trustee or the Trustee’s agent appointed for such purposes.

(3)           Paying Agent and Registrar.  Initially, Wells Fargo Bank, National Association, the Trustee under the Indenture, shall act as Paying Agent and Registrar.  Oshkosh may change any Paying Agent or Registrar without notice to any Holder.  Oshkosh or any of its Restricted Subsidiaries may act in any such capacity.

(4)           Indenture.  Oshkosh issued the Notes under an Indenture, dated as of March 3, 2010 (the “Indenture”), among Oshkosh, the Guarantors and the Trustee.  The terms of the Notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb) (the “TIA”).  To the extent the provisions of this Note are inconsistent with the provisions of the Indenture, the Indenture shall govern.  The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms.  The Notes issued on the Issue Date are senior unsecured Obligations of Oshkosh limited to $250,000,000 in aggregate principal amount, plus amounts, if any, sufficient to pay premium and interest on outstanding Notes as set forth in Paragraph 2 hereof.  The Indenture permits the issuance of Additional Notes subject to compliance with certain conditions.

The payment of principal and interest on the Notes is unconditionally guaranteed on a senior unsecured basis by the Guarantors.

(5)           Optional Redemption.

(i)            The 2017 Notes are subject to redemption, at the option of the Issuer, in whole or from time to time in part, at any time on or after March 1, 2014 upon not less than 30 nor more than 60 days’ written notice at the Redemption Prices (expressed as percentages of the principal amount to be redeemed) set forth below, plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of Holders of record on the relevant regular record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the 12-month period beginning on March 1 of the years indicated below:

Year	Redemption Price
2014	104.125%
2015	102.063%
2016 and thereafter	100.000%

(ii)           Prior to March 1, 2013, the Issuer may from time to time, with the net cash proceeds of one or more Qualified Equity Offerings, redeem up to 35% of the aggregate principal amount of the then outstanding 2017 Notes (including Additional 2017 Notes) at a Redemption Price equal to 108.250% of the principal amount thereof, together with accrued and unpaid interest thereon, if any, to the date of redemption (subject to the right of Holders of record on the relevant regular record date to receive interest due on an interest payment date that is on or prior to the redemption date); provided that at least 65% of the principal amount of 2017 Notes then outstanding (including Additional 2017 Notes) remains outstanding immediately after the occurrence of any such redemption (excluding 2017 Notes held by the Company or its Subsidiaries) and that any such redemption occurs within 90 days following the closing of any such Qualified Equity Offering.

(6)          Mandatory Redemption.  Oshkosh shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

(7)           Repurchase at Option of Holder.

(a)           Upon the occurrence of a Change of Control, Oshkosh will make an Offer to Purchase for all of the outstanding Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to but not including the date of purchase.  Within 60 days following any Change of Control, Oshkosh will mail or deliver a notice to each Holder describing the transaction or transactions that constitute the Change of Control setting forth the procedures governing the Change of Control Offer required by the Indenture.

(b)           Upon the occurrence of certain Asset Sales, Oshkosh may be required to offer to purchase the Notes.

(c)           Holders of the Notes that are the subject of an Offer to Purchase will receive notice of an Offer to Purchase pursuant to an Asset Sale or a Change of Control from Oshkosh prior to any related Purchase Date and may elect to have such Notes purchased by completing the form titled “Option of Holder to Elect Purchase” appearing below.

(8)           Notice of Redemption.  Notice of redemption shall be delivered at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address.  Notes in denominations larger than $2,000 may be redeemed in part but only in a minimum amount of $2,000 principal amount (and integral multiples of $1,000 in excess thereof), unless all of the Notes held by a Holder are to be redeemed.  On and after the redemption date, interest ceases to accrue on the Notes or portions hereof called for redemption.

(9)           Denominations, Transfer, Exchange.  The Notes are in registered form without coupons in initial denominations of $2,000 and any integral multiple of $1,000 in excess thereof.  The transfer of the Notes may be registered and the Notes may be exchanged as provided in the Indenture.  The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and Oshkosh may require a Holder to pay any taxes and fees required by law or permitted by the Indenture.  Oshkosh need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part.  Also, it need not exchange or register the transfer of any Notes for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

(10)         Persons Deemed Owners.  The registered holder of a Note may be treated as its owner for all purposes.

(11)         Amendment, Supplement and Waiver.  Subject to the following paragraphs, the Indenture and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes, including, without limitation, consents obtained in connection with a purchase of or tender offer or exchange offer for Notes, and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes, including consents obtained in connection with a tender offer or exchange offer for the Notes.

Without the consent of any Holders, Oshkosh, the Guarantors and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Indenture and the Note Guarantees, if any, for any of the following purposes:

(1)           to evidence the succession of another Person to Oshkosh and the assumption by any such successor of the covenants of Oshkosh in the Indenture, the Guarantees and the Notes;

(2)           to add to the covenants of Oshkosh for the benefit of the Holders, or to surrender any right or power herein conferred upon Oshkosh;

(3)           to add additional Events of Default;

(4)           to provide for uncertificated Notes in addition to or in place of the certificated Notes;

(5)           to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee;

(6)           to provide for or confirm the issuance of Additional Notes in accordance with the terms of the Indenture;

(7)           to add a Guarantor or to release a Guarantor in accordance with the Indenture;

(8)           to cure any ambiguity, defect, omission, mistake or inconsistency;

(9)           to make any other provisions with respect to matters or questions arising under the Indenture, provided that such actions pursuant to this clause (9) shall not adversely affect the interests of the Holders in any material respect, as determined in good faith by the Board of Directors of Oshkosh;

(10)         to conform the text of the Indenture or the Notes to any provision of the “Description of Notes” in the Offering Memorandum to the extent that the Trustee has received an Officers’ Certificate stating that such text constitutes an unintended conflict with the description of the corresponding provision in the “Description of Notes”; or

(11)         to effect or maintain the qualification of the Indenture under the TIA.

With the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes, Oshkosh, the Guarantors and the Trustee may enter into an indenture or indentures supplemental to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or the Notes or of modifying in any manner the rights of the Holders under the Indenture, including the definitions therein; provided, however, that no such supplemental indenture shall, without the consent of the Holder of each outstanding Note affected thereby:

(1)           change the Stated Maturity of any Note or of any installment of interest on any Note, or reduce the amount payable in respect of the principal thereof or the rate of interest thereon or any premium payable thereon, or reduce the amount that would be due and payable on acceleration of the maturity thereof, or change the place of payment where, or the coin or currency in which, any Note or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof, or change the date on which any Notes may be subject to redemption or reduce the Redemption Price therefor,

(2)           reduce the percentage in aggregate principal amount of the outstanding Notes, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences) provided for in the Indenture,

(3)           modify the obligations of Oshkosh to make Offers to Purchase upon a Change of Control or from the Excess Proceeds of Asset Sales if such modification was done after the occurrence of such Change of Control or such Asset Sale,

(4)           modify or change any provision of the Indenture affecting the ranking of the Notes or any Note Guarantee in a manner adverse to the Holders of the Notes,

(5)           modify any of the provisions of this paragraph or provisions relating to waiver of defaults or certain covenants, except to increase any such percentage required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby, or

(6)           release any Guarantees required to be maintained under the Indenture (other than in accordance with the terms of the Indenture).

The Holders of not less than a majority in aggregate principal amount of the outstanding Notes may on behalf of the Holders of all the Notes waive any past Default under the Indenture and its consequences, except a Default:

(1)           in any payment in respect of the principal of (or premium, if any) or interest on any Notes (including any Note which is required to have been purchased pursuant to an Offer to Purchase which has been made by the Issuer), or

(2)           in respect of a covenant or provision hereof which under the Indenture cannot be modified or amended without the consent of the Holder of each outstanding Note affected.

(12)         Defaults and Remedies.

Each of the following constitutes an “Event of Default”:

(1)           default in the payment in respect of the principal of (or premium, if any, on) any Note when due and payable (whether at Stated Maturity or upon repurchase, acceleration, optional redemption or otherwise);

(2)           default in the payment of any interest upon any Note when it becomes due and payable, and continuance of such default for a period of 30 days;

(3)           failure to perform or comply with Section 4.3 of the Indenture and continuance of such failure to perform or comply for a period of 120 days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes;

(4)           except as permitted by or in accordance with the terms of this Indenture, any Note Guarantee shall for any reason cease to be, or it shall be asserted by any Guarantor or the Company not to be, in full force and effect and enforceable in accordance with its terms;

(5)           default in the performance, or breach, of any covenant or agreement of the Company or any Guarantor in the Indenture (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with in clauses (1), (2) (3) or (4) above), and continuance of such default or breach for a period of 60 days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes;

(6)           a default or defaults under any bonds, debentures, notes or other evidences of Debt (other than the Notes) by the Company or any Restricted Subsidiary having, individually or in the aggregate, a principal or similar amount outstanding of at least the greater of $50.0 million and 5% of the Consolidated Net Tangible Assets of the Company and its Restricted Subsidiaries, whether such Debt now exists or shall hereafter be created, which default or defaults shall have resulted in the acceleration of the maturity of such Debt prior to its express maturity or (except in the case of any Debt owing to the Company by any Restricted Subsidiary or any Debt by any Restricted Subsidiary owing to the Company) shall constitute a failure to pay an amount of such Debt equal to at least the greater of $50.0 million and 5% of the Consolidated Net Tangible Assets of the Company and its Restricted Subsidiaries when due and payable after the expiration of any applicable grace period with respect thereto;

(7)           the entry against the Company or any Restricted Subsidiary of a final judgment or final judgments for the payment of money in an aggregate amount in excess of the greater of $50.0 million and 5% of the Consolidated Net Tangible Assets of the Company and its Restricted Subsidiaries (net of amounts covered by insurance for which the issuer thereof has been notified of such claim and has not challenged such coverage), by a court or courts of competent jurisdiction, which judgments remain undischarged, unwaived, unstayed, unbonded or unsatisfied for a period of 60 consecutive days; or

(8)           (i)            the Company, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(a)           commences a voluntary case,

(b)           consents to the entry of an order for relief against it in an involuntary case,

(c)           consents to the appointment of a custodian of it or for all or substantially all of its property,

(d)           makes a general assignment for the benefit of its creditors, or

(e)           generally is not paying its debts as they become due; or

(ii)           a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a)           is for relief against the Company or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, in an involuntary case;

(b)           appoints a custodian of the Company or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries; or

(c)           orders the liquidation of the Company or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary and the order or decree remains unstayed and in effect for 60 consecutive days.

If an Event of Default (other than an Event of Default specified in clause (8) above with respect to Oshkosh) occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the outstanding Notes may declare the principal of the Notes and any accrued interest on the Notes to be due and payable immediately by a notice in writing to Oshkosh (and to the Trustee if given by Holders); provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal of or interest on the Notes, have been cured or waived as provided in the Indenture.

In the event of a declaration of acceleration of the Notes solely because an Event of Default described in clause (6) above has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically rescinded and annulled if the event of default or payment default triggering such Event of Default pursuant to clause (6) shall be remedied or cured by Oshkosh or a Restricted Subsidiary of Oshkosh or waived by the holders of the relevant Debt within 20 Business Days after the declaration of acceleration with respect thereto and if the rescission and annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction obtained by the Trustee for the payment of amounts due on the Notes.

If an Event of Default specified in clause (8) above occurs with respect to Oshkosh, the principal of and any accrued interest on the Notes then outstanding shall ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.  For further information as to waiver of defaults, see Article IX of the Indenture.  The Trustee may withhold from Holders notice of any Default (except Default in payment of principal of, premium, if any, and interest) if the Trustee determines that withholding notice is in the interest of the Holders to do so.

(13)         Trustee Dealings with Oshkosh.  The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for Oshkosh, the Guarantors or their respective Affiliates, and may otherwise deal with Oshkosh, the Guarantors or their respective Affiliates, as if it were not the Trustee.

(14)         No Recourse Against Others.  No director, officer, employee, stockholder, general or limited partner or incorporator, past, present or future, of Oshkosh, the Guarantors or any of their respective Subsidiaries, as such or in such capacity, shall have any personal liability for any obligations of the Issuer under the Notes, any Guarantee or the Indenture by reason of his, her or its status as such director, officer, employee, stockholder, general or limited partner or incorporator.

No recourse may, to the full extent permitted by applicable law, be taken, directly or indirectly, with respect to the obligations of Oshkosh or the Guarantors on the Notes or under the Indenture or any related documents, any certificate or other writing delivered in connection therewith, against (i) the Trustee in its individual capacity, or (ii) any partner, owner, beneficiary, agent, officer, director, employee, agent, successor or assign of the Trustee, each in its individual capacity, or (iii) any holder of equity in the Trustee.

Each Holder of Notes by accepting a Note waives and releases all such liability described in the two preceding paragraphs.  The waiver and release are part of the consideration for the issuance of the Notes.

(15)         Authentication.  This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(16)         Abbreviations.  Customary abbreviations may be used in the name of a Holder or an assignee, such as:  TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(17)         CUSIP, ISIN Numbers.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP, ISIN or other similar numbers in notices of redemption as a convenience to the Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

(18)         THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THE NOTES AND THE NOTE GUARANTEES, IF ANY.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Oshkosh shall furnish to any Holder upon written request and without charge a copy of the Indenture.  Requests may be made to:

Oshkosh Corporation

2307 Oregon Street

Oshkosh, Wisconsin  54902

Facsimile:  (920) 966-5955

Attention:  Executive Vice President, General Counsel and Secretary

ASSIGNMENT FORM

To assign this Note, fill in the form below:  (I) or (we) assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                                                                                                   to transfer this Note on the books of Oshkosh.  The agent may substitute another to act for him.

Date:
Your Signature:
(Sign exactly as your name appears on
the face of this Note)

Signature guarantee:

(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by Oshkosh Corporation pursuant to Section 4.10 (Asset Sale) or 4.14 (Change of Control) of the Indenture, check the box below:

☐ Section 4.10    ☐ Section 4.14

If you want to elect to have only part of the Note purchased by Oshkosh Corporation pursuant to Section 4.10 or 4.14 of the Indenture, state the amount you elect to have purchased:

$

Date:		Your Signature:
(Sign exactly as your name appears on the Note)

Tax Identification Number:

Signature guarantee:

(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

SCHEDULE A

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for other 8¼% Senior Notes have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note Following Such Decrease (or Increase)	Signature of Authorized Signatory of Trustee or Note Custodian

NOTATIONAL GUARANTEE

Each Guarantor listed below (hereinafter referred to as the “Guarantor,” which term includes any successors or assigns under that certain Indenture, dated as of March 3, 2010, by and among Oshkosh Corporation (“Oshkosh”), the Guarantors party thereto and the Trustee (as amended and supplemented from time to time, the “Indenture”) and any additional Guarantors) has guaranteed the 8¼% Senior Notes due 2017 (the “Notes”) and the obligations of Oshkosh under the Indenture, which include (i) the due and punctual payment of the principal of, premium, if any, and interest on the Notes of Oshkosh, whether at stated maturity, by acceleration or otherwise, the due and punctual payment of interest on the overdue principal and premium, if any, and (to the extent permitted by law) interest on any interest, if any, on the Notes, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee all in accordance with the terms set forth in Article X of the Indenture, (ii) in case of any extension of time of payment or renewal of any Notes or any such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise, and (iii) the payment of any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee in enforcing any rights under this Note Guarantee or the Indenture.

The obligations of each Guarantor to the Holders and to the Trustee pursuant to this Note Guarantee and the Indenture are expressly set forth in Article X of the Indenture and reference is hereby made to such Indenture for the precise terms of this Note Guarantee.

No stockholder, employee, officer, director or incorporator, as such, past, present or future of each Guarantor shall have any liability under this Note Guarantee by reason of his, her or its status as such stockholder, employee, officer, director or incorporator.

This is a continuing Note Guarantee and shall remain in full force and effect and shall be binding upon each Guarantor and its successors and assigns until full and final payment of all of Oshkosh’s obligations under the Notes and Indenture or until released in accordance with the Indenture and shall inure to the benefit of the successors and assigns of the Trustee and the Holders, and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof.  This is a Note Guarantee of payment and not of collection.

This Note Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Note upon which this Note Guarantee is noted shall have been executed by the Trustee under the Indenture by the manual signature of one of its authorized officers.  The Obligations of each Guarantor under its Note Guarantee shall be limited to the extent necessary to insure that it does not constitute a fraudulent conveyance or fraudulent transfer under applicable law.

THE TERMS OF ARTICLE X OF THE INDENTURE ARE INCORPORATED HEREIN BY REFERENCE.

Capitalized terms used herein have the same meanings given in the Indenture unless otherwise indicated.

Dated as of                     , 2010

ACCESS FINANCIAL SOLUTIONS, INC.

AUDUBON MANUFACTURING CORPORATION

CONCRETE EQUIPMENT COMPANY, INC.

FULTON INTERNATIONAL, INC.

IOWA CONTRACT FABRICATORS, INC.

IOWA MOLD TOOLING CO., INC.

JERRDAN CORPORATION

JLG EQUIPMENT SERVICES, INC.

JLG INDUSTRIES, INC.

JLG OMNIQUIP, INC.

KEWAUNEE FABRICATIONS, L.L.C.

McNEILUS COMPANIES, INC.

McNEILUS FINANCIAL, INC.

McNEILUS TRUCK AND MANUFACTURING, INC.

MEDTEC AMBULANCE CORPORATION

OSHKOSH SPECIALTY VEHICLES, INC.

PIERCE MANUFACTURING INC.

VIKING TRUCK & EQUIPMENT SALES, INC.

By:
	Name:	David M. Sagehorn
	Title:	Executive Vice President and
Chief Financial Officer